Exhibit 99.1

JGWPT Holdings Announces $227.6 Million Fixed Rate Asset Backed Securitization

July 23, 2014 x:xx PM Eastern Standard Time

RADNOR, Pa.—JGWPT Holdings Inc. (“JGWPT”) (NYSE:JGW) today announced that it has issued, through JGWPT XXXII LLC, $227,564,000 of Fixed Rate Asset Backed Notes. The notes will primarily be collateralized by payments from a pool of rights arising under court ordered structured settlement payment purchase contracts, court ordered lottery payment purchase contracts and annuity contracts primarily originated by the J.G. Wentworth and Peachtree Financial Solutions companies.

“This represents the 39th securitization for JGWPT and its predecessors, and we are pleased with the execution and strong market demand for both classes of our bonds,” said John Schwab, JGWPT’s Executive Vice President and Chief Financial Officer.

The issue consists of two classes of placed notes: $202,280,000 Class A Fixed Rate Asset Backed Notes that will pay 3.61%, and $25,284,000 Class B Fixed Rate Asset Backed Notes that will pay 4.48%. The notes will be rated AAA (DBRS) and Aaa (Moody’s); and BBB (low) (DBRS) and Baa2 (Moody’s), respectively.

“This placement demonstrates the continued robust demand for our asset-backed program,” said David J. Miller, JGWPT’s Chief Executive Officer. “If these market conditions continue, we expect to complete one additional securitization this year.”

Credit Suisse was the sole structuring advisor and was joined by Barclays as joint book-running manager. Deutsche Bank Securities and Natixis acted as co-managers.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Statements preceded by, followed by or that otherwise include the words “plans”, “expects”, “does expect,” “budget,” “forecasts,” “anticipates”, or “does not anticipate,” “believes,” “intends”, “projects”, and

“estimates” and similar expressions or future or conditional verbs such as “would,” “might,” “will”, “should”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Consideration should be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Security and Exchange Commission (the “SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on November 8, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our business generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About JGWPT Holdings Inc.

JGWPT focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market-leading and highly-recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we purchase future structured settlement payment streams from our customers.

For more information about JGWPT, visit www.jgwpt.com or use the information provided below.

Contacts

Investor Relations:
866-386-3853
investor@jgwpt.com
or
Media Inquiries:
Makovsky
John McInerney, 212-508-9628
jmcinerney@makovsky.com